Mueller Industries, Inc. Announces Retirement of Gary S. Gladstein from the Board of Directors Effective December 31, 2026

COLLIERVILLE, Tenn., August 7, 2026 – Mueller Industries, Inc. (NYSE: MLI) announced today that effective December 31, 2026, Gary S. Gladstein, who has served on the Board a combined 30 years, including three years as Chairman and three years as Lead Independent Director, will retire from Board service.

On the transition, Greg Christopher, Chairman and CEO stated “We are grateful for Gary’s commitment to our Company and thank him for his three decades of service. Gary has played an instrumental role in the long-term success of our Company, from its emergence from bankruptcy in the early 1990s, to its growth into a $15 billion enterprise. We appreciate his many valuable contributions to our Board and wish him the very best in his retirement.”

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; electrical transmission; medical; aerospace; and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings.  The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," "encourage," "anticipate," "appear," and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901)753-3226